EXHIBIT 7(c)(i)



                              AGREEMENT AND PLAN OF MERGER
                              AND REORGANIZATION, dated as of
                              October 1, 1996 (this
                              "Agreement"), by and among
                              ROBOTIC VISION SYSTEMS, INC., a
                              Delaware corporation
                              ("Parent"), RVSI FOURTH
                              ACQUISITION CORP., a Delaware
                              corporation and a wholly owned
                              subsidiary of Parent (the
                              "Subsidiary"), SYSTEMATION
                              ENGINEERED PRODUCTS, INC., a
                              Wisconsin corporation (the
                              "Company") and the SELLING
                              STOCKHOLDERS named below.



     The Boards of Directors of Parent, the Subsidiary and the Company, and the stockholders of the Company have approved the merger of the Subsidiary with and into the Company pursuant to this Agreement (the "Merger") and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

     It is intended that the Merger shall qualify for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger shall be recorded for accounting purposes as a pooling of interests.

     Parent, the Company and Phillip Koerper, Merlin Behnke, Alvira Nemetz and Michael Nelesen, being all of the stockholders of the Company (collectively, the "Selling Stockholders"), desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                               ARTICLE I

                              THE MERGER


     SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2 below), the Subsidiary shall be merged with and into the Company in accordance with the provisions of
Section 252 of the Delaware General Corporation Law (the



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"DGCL") and of Section 180.1107 of the Wisconsin Business
Corporation Law (the "WBCL"), with the effect provided in Sections 259 - 261 of the DGCL and Section 180.1106 of the WBCL, and the separate existence of the Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Wisconsin. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, (a) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Subsidiary and the Company, (b) all obligations belonging to or due each of the Subsidiary and the Company shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed, (c) title to any real estate or any interest therein vested in either of the Subsidiary and the Company shall not revert or in any way be impaired by reason of the Merger, (d) all rights of creditors and all liens upon any property of any of the Subsidiary and the Company shall be preserved unimpaired, and
(e) the Surviving Corporation shall be liable for all of the obligations of each of the Subsidiary and the Company and any claim existing, or action or proceeding pending, by or against either of the Subsidiary and the Company may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

     SECTION 1.2 Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as
(i) a Certificate of Merger, in the form set forth as Exhibit I hereto, is filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Wisconsin and (ii) a plan of merger, in accordance with Section 180.1101 of the WBCL, is filed with the Secretary of State of the State of Wisconsin (the "Merger Filings"), such filings shall be made concurrently with or as soon as practicable after the execution and delivery of this Agreement.

     SECTION 1.3 Disclosure Schedules. Simultaneously with the execution and delivery of this Agreement, (a) the Company is delivering to Parent a schedule relating to the Company (the "Company Disclosure Schedule"), and (b) Parent is delivering to the Company a schedule relating to Parent and the Subsidiary (the "Parent Disclosure Schedule" and collectively with the Company Disclosure Schedule, the "Disclosure Schedules") setting forth the matters required to be set forth in the Disclosure Schedules as described elsewhere in this Agreement. The Disclosure Schedules shall be deemed to be part of this Agreement.

                         ARTICLE II

             SURVIVING AND PARENT CORPORATIONS


     SECTION 2.1 Articles of Incorporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the WBCL.

     SECTION 2.2 By-Laws. The By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until duly amended in accordance with their terms and as provided by the WBCL.

     SECTION 2.3    Directors. The sole director of the
Subsidiary at the Effective Time shall, from and after the Effective Time, be the sole director of the Surviving
Corporation until his successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the Surviving
Corporation's Articles of Incorporation and By-laws.

     SECTION 2.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's By-Laws.

     SECTION 2.5 Further Action. If at any time after the Effective Time, Parent shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of the Subsidiary by reason of, or as a result of, the Merger, or otherwise to carry out the provisions of this Agreement, the officers of the Subsidiary shall execute and deliver, upon Parent's reasonable request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

                        ARTICLE III

                    CONVERSION OF SHARES

     SECTION 3.1    Shares of the Constituent and the
Surviving Corporations. The manner and basis of converting the shares of common stock of the Company into shares of common stock of Parent shall be as follows:

     (a)  Conversion Ratio.   (1)  Each share of common stock,
$1.00 par value, issued and outstanding of the Company (collectively, the "Company Stock") shall, by virtue of the Merger and without any action on the part of the holder thereof, or any other action whatsoever, be converted into shares of validly issued, fully paid and non-assessable common stock, $.01 par value, of Parent (collectively, the "Parent Merger Stock") as follows: the number of shares of Parent Merger Stock into which each outstanding share of Company Stock shall be converted shall equal the product of one (1) multiplied by a fraction (such fraction is herein called the "Conversion Ratio") whose numerator shall be 1,740,000 and whose denominator shall be 4,842.

                    (2)  Each share of common stock, $.01 par
value, of the Subsidiary, issued and outstanding, shall, by virtue of the Merger and without any action on the part of the holder thereof, or any other action whatsoever, be converted into one share of validly issued, fully paid and non-assessable common stock, $1.00 par value, of the Company.

     (b) No Fractional Shares. No rights to receive fractional shares of or interests in fractional Parent Merger Stock shall arise under this Agreement, and no certificates or scrip representing fractional Parent Merger Stock shall be issued hereunder. Upon surrender of a certificate or certificates previously evidencing the Company Stock, any fractional share interest or interests in Parent Merger Stock which the holder of such certificate or certificates would otherwise be entitled to receive shall be paid by Parent to such holder by check based upon $13.50 for a full share of Parent Merger Stock.


                         ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF THE COMPANY
              AND OF THE SELLING STOCKHOLDERS


     The Company and the Selling Stockholders severally but not jointly represent and warrant to Parent as follows, with the knowledge and understanding that Parent is relying materially upon such representations and warranties:

     SECTION 4.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. The Company has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions set forth in (as used in this and the following Sections of Article IV, the phrase "knowledge of the Company" or similar phrases means knowledge of any one or more of Phillip Koerper, Michael Nelesen, Merlin Behnke and Alvira Nemetz) the Company Disclosure Schedule, and to the knowledge of the Company and the Selling Stockholders, such jurisdictions are the only ones in which the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to qualify (individually or in the aggregate) will not have any material adverse effect on the business or prospects of the Company. The copies of the Articles of Incorporation and By-laws of the Company, as amended to date and delivered to Parent, are true and complete copies of these documents as now in effect. The minute books of the Company are accurate in all material respects.

     SECTION 4.2 Capitalization. The authorized capital stock of the Company, the number of shares of capital stock which are issued and outstanding, the par value thereof and the record and beneficial holders thereof are as set forth in the Company Disclosure Schedule. All of such shares of capital stock that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and, except as provided in WBCL Section 180.0622(2)(b) as interpreted, non-assessable, and were not issued in violation of the preemptive rights of any person. Except as contemplated by this Agreement, there are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which the Company or any Selling Stockholder is a party or by which it is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of the Company. Other than as set forth in the Company Disclosure Schedule, there are no outstanding securities convertible or exchangeable, actually or contingently, into common stock or any other securities of the Company.

     SECTION 4.3 Subsidiaries. The only currently existing subsidiary of the Company is set forth in the Company Disclosure Schedule (the "Company Subsidiary"). As used herein, the term "Company Subsidiary" shall mean any corporation or other entity of which the Company, directly or indirectly, controls or which the Company owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are, ordinarily or generally, in the absence of contingencies (which contingencies have not occurred) or understandings (which understandings have not yet been required to be performed) entitled to vote for the election of a majority of the board of directors or any similar governing body. Except as set forth in the Company Disclosure Schedule, the Company does not own any capital stock in any other corporation or similar business entity nor is the Company a partner in any partnership or joint venture. The Company Disclosure Schedule describes the state or other jurisdiction of incorporation or organization of the Company Subsidiary. The Company owns the percentage of capital stock of the Company Subsidiary set forth in the Company Disclosure Schedule. The Company Subsidiary is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of its state or other jurisdiction of incorporation or organization. The Company Subsidiary has the requisite corporate power to carry on its business as it is now being conducted. The copies of the Certificate of Incorporation and By-laws of the Company Subsidiary, as amended to date and delivered to Parent, are true and complete
copies of these documents as now in effect.   All of the
outstanding shares of capital stock of the Company Subsidiary have been duly authorized, validly issued and are fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which the Company or the Company Subsidiary is a party or by which either is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of the Company Subsidiary. There are no outstanding securities convertible or exchangeable, actually or contingently, into common stock or any other securities of the Company Subsidiary. The Company Subsidiary qualifies as a foreign sales corporation ("FSC") under Section 922 of the Internal Revenue Code of 1986, as amended (the "Code") and its only activities to date have been in furtherance of its status as a FSC.

     SECTION 4.4    Authority.   The Company has the corporate
power and authority to enter into and perform this Agreement. The Company's Board of Directors has approved and adopted this Agreement and the Merger and has adopted a resolution recommending approval and adoption of this Agreement and the Merger by the Company's stockholders, and the Company's stockholders have approved and adopted this Agreement and the Merger. This Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     SECTION 4.5 Properties. Except as set forth in the Company Disclosure Schedule, the Company has good and marketable title to all of the assets and properties which it purports to own as reflected on the most recent balance sheet comprising a portion of the Financial Statements (as hereinafter defined), or thereafter acquired. The Company has a valid leasehold interest in all material properties of which it is the lessee and each such lease is valid, binding and enforceable against the Company, and, to the knowledge of the Company and the Selling Stockholders, the other parties thereto in accordance with its terms. Neither the Company nor to the knowledge of the Company and the Selling Stockholders, the other parties thereto are in default in the performance of any material provision thereunder. Neither the whole nor any material portion of the assets of the Company is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company and the Selling Stockholders, has any such condemnation, expropriation or taking been proposed. Except as set forth in the Company Disclosure Schedule, none of the material assets of the Company is subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

     SECTION 4.6    Contracts; No Default.

     (a) The Company Disclosure Schedule sets forth a true and complete list of all contracts, agreements, commitments and other instruments (whether oral or written) to which the Company is a party that (i) involve a receipt or an expenditure by the Company or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Company, which in each case, relates to a contract, agreement, commitment or instrument that either
(A) requires payments or receipts in excess of $25,000 per year or (B) is not terminable by the Company on notice of thirty (30) days or less without penalty or the Company being liable for damages, or (ii) involve an obligation for the performance of services or delivery of goods by the Company that cannot, or in reasonable probability will not, be performed within thirty (30) days from the dates as of which these representations are made.

     (b) All of the contracts, agreements, commitments and other instruments described in the Company Disclosure Schedule (individually, "Contract" and collectively, the "Contracts") are valid and binding upon the Company, and to the knowledge of the Company and the Selling Stockholders, the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles, and neither the Company, nor to the knowledge of the Company and the Selling Stockholders, any other party to any Contract has breached any provision of, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under, the terms thereof. To the knowledge of the Company and the Selling Stockholders, no stockholder of the Company has received any payment from any contracting party in connection with or as an inducement for causing the Company to enter into any Contract.

     SECTION 4.7 Litigation. Except as set forth in the Company Disclosure Schedule, there is no claim, action, proceeding, or investigation pending or, to the knowledge of the Company and the Selling Stockholders, threatened against or affecting the Company or the Company Subsidiary before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of the Company and the Selling Stockholders, would have a material adverse effect on the financial condition, operations or prospects ("Material Adverse Effect") of the Company. There is no strike or unresolved labor dispute relating to the Company's employees which, in the reasonable judgment of the Company and the Selling Stockholders, would have a Material Adverse Effect of the Company. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against the Company or the Company Subsidiary.

     SECTION 4.8    Taxes.  For purposes of this Agreement,
(A) "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns" shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes.

     The Company and each Company Subsidiary has duly and timely filed with the appropriate governmental authorities all Tax Returns required to be filed by it other than Tax Returns where the failure to file (individually and in the aggregate) would not have a Material Adverse Effect. All such Tax Returns, to the knowledge of the Company and the Selling Stockholders, were, when filed and are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations, and the Company has duly paid in full or made adequate provision for the payment of all Taxes shown to be due on such Tax Returns. Except as set forth in the Company Disclosure Schedule, its Tax Returns have been examined by the United States Internal Revenue Service (the "IRS") or other relevant governmental authority or the period of assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, all deficiencies asserted or assessments made as a result of such examinations have been paid in full and no proceeding or examination by or in front of the relevant governmental authority in connection with the examination of any of the Tax Returns is currently pending. No claim has been made in writing to the Company or the Company Subsidiary by any governmental authority in a jurisdiction where it does not file a Tax Return that it is or may be subject to Tax in such jurisdiction. No waiver of statues of limitation have been given by or requested in writing to the Company with respect to any Taxes. The Company has not agreed to any extension of time with respect to any Tax deficiency. The liabilities and reserves for Taxes reflected in the Company's balance sheet as of August 24, 1996 contained in the Company Financial Statements (as hereinafter defined) are adequate to cover all Taxes for all periods ending on or prior to such date, except for the payment of such Taxes which, alone or in the aggregate, would not have a Material Adverse Effect, and there are no liens for Taxes upon any property or asset of the Company or the Company Subsidiary, except for liens for Taxes not yet due. To the knowledge of the Company, there are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to its Taxes which, if decided adversely, singly or in the aggregate, would have a Material Adverse Effect. The Company is not a party to any agreement providing for the allocation or sharing of Taxes with any entity. The Company has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code. To the knowledge of the Company, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or third party, except for the payment of such Taxes which, alone or in the aggregate, would not have a Material Adverse Effect. No Tax is required to be withheld by the Company pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement. As a result of the Merger, the Company will not be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     SECTION 4.9 No Violation of Law. The Company and the Company Subsidiary are not in violation of and has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any Environmental Laws, as hereinafter defined) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company. The Company has not received any written notice that any investigation or review with respect to it by any governmental or regulatory body or authority is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have, a Material Adverse Effect on the Company. The Company has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (collectively its "Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Material Adverse Effect on the Company. The Company (a) has duly and timely filled all reports and other information required to be filed with any governmental or regulatory authority in connection with its Permits, and (b) to the knowledge of the Company, is not in violation of the terms of any of its Permits, except for omissions or delays in filings, reports or violations which, alone or in the aggregate, would not have a Material Adverse Effect on the Company. The Company Disclosure Schedule contains a list of Permits.

     SECTION 4.10 Environmental Matters. Except as set forth in the Company Disclosure Schedule, to its knowledge, the Company and each Company Subsidiary are and at all times have been in compliance in all material respects with all applicable requirements of Environmental Laws (as defined below) in connection with the ownership, operation and conditions of the business of the Company. To its knowledge, there are no PCBs, underground storage tanks (as defined by Environmental Laws), asbestos materials or asbestos containing materials in any property leased, owned or operated by the Company. Except as set forth on the Company Disclosure Schedule, to the Company's knowledge, neither the Company nor any Company Subsidiary has released, transported or arranged for the disposal of any hazardous substance at any facility, location or site except in material compliance with all applicable laws. To the knowledge of the Company and the Selling Stockholders, no conditions exist or have occurred as a result of which or in connection with which it is reasonably likely that the Company could be held liable for damages, response or remedial costs, fines, penalties, sanctions or equitable relief under any Environmental Laws, except for such damages, costs, fines, penalties, sanctions or relief which, alone or in the aggregate, would not have a Material Adverse Effect on the Company. As used in this Section, "Environmental Laws" means any federal, state or local statute, regulation, ordinance, permit, order, judgment, decree or decision relating to health, safety or the environment. "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, active disposal or passive disposal (including the abandonment or discarding of barrels, containers or other closed receptacles containing any hazardous substances). "Hazardous substance" means (a) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, ("CERCLA") and any implementing regulations,
(b) any hazardous or toxic substance, waste or material within the meaning of any other federal, state or local statute, regulation, ordinance or decision, (c) any pollutant, contaminant or special waste regulated by any Environmental Laws, or (d) petroleum, crude oil or any fraction thereof.

     SECTION 4.11   List of Stockholders.   The Company
Disclosure Schedule includes a complete and accurate list of all stockholders of the Company setting forth the name, address and number of shares of Company Stock owned by each Selling Stockholder. Each Selling Stockholder is an "accredited investor," as said term is defined in Rule 501 of Regulation D of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act"), promulgated by the Securities and Exchange Commission (the "SEC"). Each Selling Stockholder agrees that the certificates representing Parent Merger Stock shall bear the restrictive legends referred to in Schedule 7.1.

     SECTION 4.12 Insurance. The Company is covered by insurance policies, or renewals thereof, as identified and described in the Company Disclosure Schedule. The Company has not received notice from any insurer or agent of such insurer that material improvements or expenditures will have to be made in order to continue such insurance and, so far as known to the Company and the Selling Stockholders, no such improvements or expenditures are required (other than premium payments). To the knowledge of the Company, there is no material liability under any insurance policy in the nature of a retroactive rate adjustment or loss sharing or similar arrangement except as set forth on the Company Disclosure Schedule.

     SECTION 4.13   Condition of Assets.  The material
equipment, fixtures and other personal property of the Company is in an operating condition reasonably adequate for the conduct of its business as presently being conducted.

     SECTION 4.14 No Breaches. The making and performance of this Agreement and the other agreements contemplated hereby by the Company will not (i) conflict with or violate the Articles of Incorporation or the by-laws of the Company, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which the Company is a party or by which the Company or any of its material assets, businesses, or operations is bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of the Company under, or create any rights of termination, cancellation or acceleration in any person under, any Contract.

     SECTION 4.15   Employees.  Except as set forth on the
Company Disclosure Schedule, none of the employees of the Company is represented by any labor union or collective bargaining unit and the neither Company nor any Selling
Stockholder is aware of any organizational efforts taking place with respect to such representation.

     SECTION 4.16 Financial Statements. The Company Disclosure Schedule contains (i) an unaudited interim consolidated balance sheet as of August 24, 1996 and related unaudited interim consolidated statement of income of the Company and the Company Subsidiary for the period from April 1, 1996 through August 24, 1996 and (ii) audited consolidated balance sheets as of March 31, 1996, March 31, 1995, March 31, 1994 and March 31, 1993 and related audited consolidated statements of income, retained earnings and cash flows of the Company and the Company Subsidiaries for the twelve month periods ended March 31, 1996, March 31, 1995, March 31, 1994 and March 31, 1993 (collectively, the "Company Financial Statements"). The Company Financial Statements presently fairly, in all material respects, the consolidated financial position and results of operations of the Company and the Company Subsidiaries as of the dates and periods indicated, and, except as set forth on the Company Disclosure Schedule, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, subject, in the case of the unaudited financial statements for the period from April 1, 1996 through August 24, 1996, to normal and recurring year-end adjustments, which, individually or collectively, are not material to the Company. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule, to the knowledge of the Company and the Selling Stockholders, there is no basis for any assertion against the Company or any Company Subsidiary as of the date of said balance sheets of any material debt, liability or obligation of any nature not fully reflected or reserved against in the Company Financial Statements or in the notes thereto and there are no assets of the Company, the value of which (in the reasonable judgment of the Company and the Selling Stockholders) is materially overstated in said balance sheets. Except as disclosed therein or in the Company Disclosure Schedule or as incurred in the ordinary course of business since August 24, 1996 the Company has not incurred any known material contingent liabilities (including liabilities for Taxes). The Company is not a party to any contract or agreement for the forward purchase or sale of any foreign currency.

     SECTION 4.17   Absence of Certain Changes or Events.
Except as set forth in the Company Disclosure Schedule, since
August 24, 1996 there has not been:

          (a) any material adverse change in the financial condition, operations, properties, assets, liabilities or business of the Company;

          (b) any material damage, destruction or loss of any material properties of the Company, whether or not covered by insurance;

          (c) any material change in the manner in which the business of the Company has been conducted;

          (d) any material change in the treatment and protection of trade secrets or other confidential information of the Company; and

          (e) any occurrence not included in paragraphs (a) through (d) of this Section 4.17 which has resulted, or which the Company has reason to believe, would be expected to result, in a Material Adverse Effect on the Company.

     SECTION 4.18   Employee Benefit Plans; ERISA.

     (a) Except as set forth in the Company Disclosure Schedule, at the date hereof the Company does not maintain or contribute to any employee benefit plans, programs, arrangements and practices (such plans, programs, arrangement and practices of the Company being hereinafter collectively referred to as the "Company Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time ("ERISA"), or any written employment contracts providing for an annual base salary in excess of $100,000 and having a term in excess of one year, which contracts are not immediately terminable without penalty or further liability, or other similar arrangements for the provision of benefits (excluding any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code, and all regulations promulgated thereunder, as in effect from time to time. The Company Disclosure Schedule lists all Multiemployer Plans and Multiple Employer Plans which the Company maintains or to which it makes contributions. The Company has no obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the Company Plans, under existing collective bargaining agreements or to comply with applicable law.

     (b) Except as set forth in the Company Disclosure Schedule, (i) there have been no prohibited transactions within the meaning of Section 406 and 407 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to any of the Company Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a material adverse effect on the business, operations, properties, assets, condition (financial or other) results of operations or prospects of the Company,
(ii) except for premiums due, there is no outstanding liability in excess of $10,000, whether measured alone or in the aggregate, under Title IV or ERISA with respect to any of the Company Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Company Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Plans ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of the Company Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Financial Statements as of November 30, 1994 (based upon reasonable actuarial assumptions currently utilized for such Company Plan), (vi) each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (vii) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multiemployer Plans, the Company has not made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the knowledge of the Company and the Selling Stockholders, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) there are no pending or, to the knowledge of the Company and the Selling Stockholders, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course, and (x) the Company has no current liability in excess of $10,000, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with the Company under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Company Controlled Group Plans"), and the Company does not anticipate that any such liability will be asserted against the Company, none of the Company Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code), and no Company Controlled Group Plan has an outstanding funding waiver which could result in the imposition of liens, excise taxes or liability against the Company in excess of $10,000 whether measure alone or in the aggregate.

     SECTION 4.19 Business Locations. The Company does not own or lease any real or material personal property in any state or country except as set forth on the Company Disclosure Schedule. The Company has no executive offices or places of business except as otherwise set forth on the Company Disclosure Schedule.

     SECTION 4.20 Customers and Suppliers. Except as set forth in the Company Disclosure Schedule, neither the Company nor any Selling Stockholder has any knowledge that, either as a result of the transactions contemplated hereby or for any other reason (exclusive of expiration of a contract upon the passage of time), any customer (which accounted for an aggregate amount of 5% or more of the Company's consolidated gross revenues within the preceding 12 months) or material supplier of the Company will not continue to conduct business with the Company after the date hereof in substantially the same manner as it has conducted business with the Company in the past.

     SECTION 4.21   Intellectual Property; Computer Software.
 (a) The Company Disclosure Schedule sets forth a complete and correct list and summary description of all patents, material unpatented inventions set forth in or described in writing, trademarks, tradenames, service marks, service names, brand names and copyrights, registrations thereof and applications therefore, applicable to or used in the business of the Company, together with a complete list of all licenses granted by or to the Company with respect to any of the above. To the knowledge of the Company, all such patents, material unpatented inventions, trademarks, tradenames, service marks, service names, brand names and copyrights are owned by the Company, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. The Company is not currently in receipt of any notice of any violation or infringement of, and the Company is not knowingly violating or infringing, the rights of others in any patent, unpatented invention, trademark, tradename, service mark, copyright, trade secret, know-how, design, process or other intangible asset.

          (b) (i) The Company Disclosure Schedule contains a complete and accurate list of all computer software owned by the Company (other than "off-the-shelf" software that has not been customized for its use) (the "Owned Software"). Except as set forth on the Company Disclosure Schedule, the Company has exclusive title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, documentation, marketing, maintenance, enhancement or licensing of such computer software. The Owned Software is not dependent on any Licensed Software (as defined in subsection (ii) below) in order to operate fully in the manner in which it is intended. No Owned Software has been published or knowingly disclosed to any other parties, except as set forth on the Company Disclosure Schedule, and except pursuant to contracts requiring such other parties to keep the Owned Software confidential. To the knowledge of the Company and the Selling Stockholders, no such other party has breached any obligation of confidentiality.

               (ii) The Company Disclosure Schedule contains a complete and accurate list of all software (other than "off-the-shelf" software that has not been customized for its use) under which the Company is a licensee, lessee or otherwise has obtained the right to use software and the Company pays a royalty for the use of such software (the "Licensed
Software"). The Company Disclosure Schedule also sets forth a list of all license fees, rents, royalties or other charges that the Company is required or obligated to pay with respect to Licensed Software. The Company has the right and license to use, sublicense, modify and copy Licensed Software, free and clear of any limitations or encumbrances, except as may be set forth in the Company Disclosure Schedule. The Company is in material compliance with all provisions of each license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. Except as disclosed in the Company Disclosure Schedule, none of the Licensed Software has been incorporated into or made a part of any Owned
Software or any other Licensed Software. The Company has not published or knowingly disclosed any Licensed Software to any other party except, in the case of Licensed Software which the Company leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. To the knowledge of the Company and the Selling Stockholders, no party to whom the Company has disclosed
Licensed Software has breached such obligation of confidentiality.

               (iii) The Owned Software and Licensed Software constitute all material software used in the business of the Company (collectively, the "Company Software"). To the knowledge of the Company, the Company Disclosure Schedule sets forth a list of all contract programmers, independent contractors, non-employee agents and persons or other entities (other than employees) who have performed material computer programming services for the Company at any time since April 1, 1993 and identifies all contracts and agreements pursuant to which such services were performed. The transactions contemplated herein will not cause a breach or default under any licensee, leases or similar agreements relating to the Company Software or impair the ability of Parent and the Company to use the Company Software subsequent to the date hereof in the same manner as the Company Software is currently used by the Company. The Company is not knowingly infringing any intellectual property rights of any other person or entity with respect to the Company Software, and, to the knowledge of the Company and the Selling Stockholders, no other person or entity is infringing any intellectual property rights of the Company with respect to the Company Software.

     SECTION 4.22   Approvals.  Except as set forth in Section
1.2 as to the Merger Filings and assuming the correctness of Parent's representation and warranty set forth in Section 5.18, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority or other person is necessary for execution and delivery of this Agreement by the Company or consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the Company.

     SECTION 4.23 Transactions with Affiliates. Except as set forth in the Company Disclosure Schedule, the Company is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from the Company; nor are there any transactions of a continuing nature between the Company; and any of its officers, directors, or Affiliates (other than (i) by or through the regular employment thereof by the Company and (ii) the leasing arrangements referred to in the Company Disclosure Schedule) not subject to cancellation which will continue beyond the Effective Time, including, without limitation, use of the assets of the Company for personal benefit with or without adequate compensation. For purposes of this Section, the term "Affiliate" shall mean any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used in the foregoing definition, the term (i) "control" shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another person and (ii) "person" shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

     SECTION 4.24 Books, Records and Accounts. The Company's books, records and accounts fairly and accurately reflect transactions and dispositions of assets by the Company, and the system of internal accounting controls of the Company is sufficient to assure that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     SECTION 4.25 No Omissions or Untrue Statements. No representation or warranty made by the Company or by any Selling Stockholder to Parent in this Agreement, the Company Disclosure Schedule or in any certificate of a Company officer delivered to Parent pursuant to the terms of this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof.

     SECTION 4.26 Brokers and Finders. Except for the fees and expenses payable to Mertz Associates Inc., which fees and expenses will be paid by the Company, neither the Company nor any Selling Stockholder has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.


                         ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF PARENT


     Parent represents and warrants to the Company and the Selling Stockholders as follows, with the knowledge and understanding that the Company and the Selling Stockholders are relying materially on such representations and warranties:

     SECTION 5.1 Organization and Standing of Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing as a foreign corporation in all jurisdictions in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on it.

     SECTION 5.2    Capitalization.  The authorized capital
stock of Parent consists of 30,000,000 shares of Parent Common Stock. As of September 20, 1996, there were 18,956,002 shares of Parent Common Stock issued and outstanding. As of September 20, 1996, there were 228,815 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding common stock purchase warrants (with an exercise price range of $1.00 to $25.00) of the Parent ("Warrants"), and 2,634,022 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding options and options or restricted stock (with an exercise price range of $0.53 to $38.72) which may be granted under the stock incentive plans of Parent
("Parent Plans"). Except for the Warrants and the options and other rights granted under the Parent Plans, there are not as of the date of this Agreement any existing options, warrants, calls, subscriptions or other rights or agreements or commitments obligating Parent to issue or transfer shares of its capital stock or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, non-assessable and free of pre-emptive rights with respect thereto.

     SECTION 5.3 The Subsidiaries. Each subsidiary of Parent is set forth in the Parent Disclosure Schedule (collectively, the "Parent Subsidiaries"). As used herein, the term "Parent Subsidiary" shall mean any corporation or other entity of which Parent, directly or indirectly, controls or which Parent owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are, ordinarily or generally, in the absence of contingencies (which contingencies have not occurred) or understandings (which understandings have not yet been required to be performed) entitled to vote for the election of a majority of the board of directors or any similar governing body. Except as set forth in the Parent Disclosure Schedule, Parent does not own any capital stock in any other corporation or similar business entity nor is Parent a partner in any partnership or joint venture. The Parent Disclosure Schedule describes the state or other jurisdiction of incorporation or organization and the authorized capitalization of each Parent Subsidiary. Parent owns the percentage of capital stock of each Subsidiary as set forth in the Parent Disclosure Schedule. Each Parent Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation or organization. Each Parent Subsidiary has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law except where the failure to qualify (individually or in the aggregate) will not have any Material Adverse Effect on the Parent. As of the date hereof, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and hereby, Subsidiary has not and will not have incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever.

     SECTION 5.4 Parent's Authority. (a) Parent has the corporate power and authority to enter into and perform this Agreement. Parent's Board of Directors has approved and adopted this Agreement and the Merger. No approval of this Agreement or the Merger is required of Parent's stockholders. This Agreement constitutes the valid and binding obligation of Parent, enforceable in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and
(ii) general equitable principles.

     (b) Except for (i) the Merger Filings and (ii) reports on Form 8-K, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to reflect consummation of the Merger including the requisite (x) financial statements for businesses acquired and (y) pro forma financial information (collectively, the "Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Parent or the consummation by the Parent of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approval which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect.

     SECTION 5.5 The Subsidiary's Authority. (a) The Subsidiary has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Subsidiary's Board of Directors and sole stockholder has approved and adopted this Agreement and the Merger. This Agreement constitutes the valid and binding obligation of the Subsidiary, enforceable in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) Except for the Required Statutory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Subsidiary or the consummation by the Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approval which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect.

     SECTION 5.6 Contracts; No Default. All material contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to the present operations of Parent and the Parent Subsidiaries considered as one enterprise (except employment or other agreements terminable at will) are, with the exception of this Agreement, described in Parent's SEC Reports (as hereinafter defined) and listed as exhibits thereto (collectively, the "Parent Contracts"). The Parent Contracts are in full force and effect and are valid, binding and enforceable upon Parent or a Parent Subsidiary, as applicable, and to the knowledge of Parent, against the other parties thereto in accordance with their terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. Neither Parent nor any of the Parent Subsidiaries, as applicable, nor, to the knowledge of Parent, any other party to any Parent Contract has breached any provision of, and no event has occurred which, with the lapse of time or action by a third party, would result in a material default or breach of any provision of any Parent Contract. To the knowledge of Parent, no stockholder, officer or director of the Parent has received any payment from any contracting party in connection with or as an inducement for causing Parent to enter into any Parent Contract.

     SECTION 5.7 Litigation. Except as set forth in Parent's SEC Reports and in Schedule 5.7 of the Parent Disclosure Schedule, there is no claim, action, proceeding, or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of Parent, would have a Material Adverse Effect. There is no strike or unresolved labor dispute relating to the employees of Parent or any Parent Subsidiary which, in the reasonable judgment of Parent, would have a Material Adverse Effect. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Parent or any Parent Subsidiary.

     SECTION 5.8 Taxes. Parent and each Parent Subsidiary has duly and timely filed all Returns required to be filed by it other than Returns where the failure to file (individually and in the aggregate) would have no Material Adverse Effect. All such Returns to Parent's knowledge were, when filed and are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. Parent has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the date hereof or shown to be due on such tax returns. Parent is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the knowledge of Parent, no claim for assessment or collection of any Tax has been asserted against Parent that has not been paid. There are no Tax liens upon the assets of Parent (other than the lien of property taxes not yet due and payable). There is no valid basis, to Parent's knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Parent by any governmental authority. The liabilities and reserves for Taxes reflected in the Parent's consolidated balance sheet as of June 30, 1996 contained in the Parent Financial Statements (as hereinafter defined); after taking into consideration the reserves for taxes set forth in the latest balance sheet of Computer Identics Corporation included in the Parent's SEC Reports (as hereinafter defined), are adequate to cover all Taxes for all periods ending on or prior to such date, except for the payment of such Taxes which, alone or in the aggregate, would not have a Material Adverse Effect, and there are no liens for Taxes upon any property or asset of Parent or a Parent Subsidiary, except for liens for Taxes not yet due. To the knowledge of Parent, there are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to its Taxes which, if decided adversely, singly or in the aggregate, would have Material Adverse Effect. Neither Parent nor any Parent Subsidiary is a party to any agreement providing for the allocation or sharing of Taxes with any entity. Neither Parent nor a Parent Subsidiary has, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code. To the knowledge of Parent, Parent and each Parent Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except for the payment of such Taxes which, alone or in the aggregate, would not have a Material Adverse Effect. No Tax is required to be withheld by Parent pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

     SECTION 5.9 No Violation of Law. Parent and each Parent Subsidiary are not in violation of and has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any Environmental Laws) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Parent nor any Parent Subsidiary has received any written notice that any investigation or review with respect to Parent or any Parent Subsidiary by any governmental or regulatory body or authority is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have, a Material Adverse Effect on Parent. Neither Parent nor any Parent Subsidiary has received any written notice that any investigation or review with respect to Parent or any Parent Subsidiary by any governmental or regulatory body or authority is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have, a Material Adverse Effect. Parent and each Parent Subsidiary have all Permits necessary to conduct its business as presently conducted, except for such permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Material Adverse Effect. Parent and each Parent Subsidiary (a) has duly and timely filed all reports and other information required to filed with any governmental or regulatory authority in connection with its Permits, and
(b) to the knowledge of Parent is not in violation of the terms of any of its Permits, except for such omissions or delays in filings, reports or violations which, alone or in the aggregate, would not have a Material Adverse Effect.

     SECTION 5.10 No Breaches. The making and performance of this Agreement will not (i) conflict with the Certificate of Incorporation or the By-laws of Parent, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which Parent or any Parent Subsidiary is a party or by which the respective material assets, business, or operations of Parent or any Parent Subsidiary may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of Parent or any Parent Subsidiary under, or create any rights of termination, cancellation, or acceleration in any person under, any Parent Contract.

     SECTION 5.11 Financial Statements. The consolidated financial statements of Parent (the "Parent Financial Statements") included in Parent's SEC Reports present fairly, in all material respects, the consolidated financial position of Parent as of the respective dates and the results of its operations for the fiscal years and periods covered in accordance with GAAP consistently applied and in accordance with Regulation S-X of the SEC (subject, in the case of unaudited interim period financial statements, to normal and recurring year-end adjustments which, individually or collectively, are not material). Without limiting the generality of the foregoing, (i) except as set forth in the Parent Disclosure Schedule or in the Parent's SEC Reports, there is no basis for any assertion against Parent or any Parent Subsidiary as of the date of the most recent balance sheet comprising a portion of the Parent Financial Statements of any material debt, liability or obligation of any nature not fully reflected or reserved against in the Parent Financial Statements or in the notes thereto; and (ii) there are no assets of Parent or any Parent Subsidiary, the value of which (in the reasonable judgment of Parent) is materially overstated in the Parent Financial Statements. Except as disclosed therein or in the Parent Disclosure Schedule or as incurred in the ordinary course of business since June 30, 1996, Parent has no known material contingent liabilities (including liabilities for Taxes). Parent is not a party to any contract or agreement for the forward purchase or sale of any foreign currency.

     SECTION 5.12 Environmental Matters. To its knowledge, Parent and each Parent Subsidiary are and at all times have been in compliance in all material respects with all applicable requirements of Environmental Laws in connection with the ownership, operation and conditions of the business of Parent and the Parent Subsidiaries. To its knowledge, there are no PCBs, underground storage tanks (as defined by Environmental Laws), asbestos materials or asbestos containing materials (in the case of asbestos or asbestos containing materials or underground heating oil tanks in a condition which is in violation of Environmental Laws) in any leased premises or property owned or operated by Parent or a Parent Subsidiary. To their knowledge, neither Parent nor any Parent Subsidiary has released, transported or arranged for the disposal of any hazardous substance at any facility, location or site except in material compliance with all applicable laws. To the knowledge of Parent, no conditions exist or have occurred as a result of which or in connection with which Parent or a Parent Subsidiary could be held liable for damages, response or remedial costs, fines, penalties, sanctions or equitable relief under any Environmental Laws, except for such damages, costs, fines, penalties, sanctions or relief which, alone or in the aggregate, would not have a Material Adverse Effect.

     SECTION 5.13   Condition of Assets.  The material
equipment, fixtures and other personal property of Parent and each Parent Subsidiary are in an operating condition reasonably adequate for the conduct of its respective business as presently being conducted.

     SECTION 5.14 Employee Benefit Plans, ERISA. To the knowledge of Parent there (i) have been no prohibited transactions within the meaning of Section 406 and 407 of ERISA or Section 4975 of the Code, with respect to any of the Parent Benefit Plans (as hereinafter defined) that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a Material Adverse Effect on Parent,
(ii) except for premiums due, there is no outstanding liability in excess of $10,000, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Parent Benefit Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Parent Benefit Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the Parent Benefit Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Parent Benefit Plans ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of the Parent Benefit Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Parent Financial Statements as of June 30, 1996 (based upon reasonable actuarial assumptions currently utilized for such Parent Benefit Plan), (vi) to the knowledge of Parent, each of the Parent Benefit Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (vii) each of the Parent Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and, to the knowledge of Parent, such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Parent Benefit Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multiemployer Plans, neither Parent nor any Parent Subsidiary has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the knowledge of Parent, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) there are no pending or, to the knowledge of Parent, threatened or anticipated claims involving any of the Parent Benefit Plans other than claims for benefits in the ordinary course, and (x) neither Parent nor any Parent Subsidiary has a current liability in excess of $10,000, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with Parent under
Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Parent Controlled Group Plans"), and Parent does not anticipate that any such liability will be asserted against Parent or any Parent Subsidiary. None of the Parent Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code), and no Parent Controlled Group Plan has an outstanding funding waiver which could result in the imposition of liens, excise taxes or liability against Parent in excess of $10,000 whether measured alone or in the aggregate. Parent Benefit Plans means and includes any employee benefit plans, programs, arrangements and practices of Parent and the Parent Subsidiaries, including employee benefit plans within the meaning set forth in Section 3(3) of the ERISA.

     SECTION 5.15 Customers and Suppliers. Except as set forth in the Parent Disclosure Schedule, Parent has no knowledge that, either as a result of the transactions contemplated hereby or for any other reason (exclusive of expiration of a contract upon the passage of time), any customer (which accounted for an aggregate amount of 5% or more of Parent's consolidated gross revenues within the preceding 12 months) or material supplier of Parent or any of the Parent Subsidiaries (considered collectively as one enterprise) will not continue to conduct business with Parent or a Parent Subsidiary after the Effective Time in substantially the same manner as it has conducted business with Parent and the Parent Subsidiaries in the past.

     SECTION 5.16 Intellectual Property. Parent and each Parent Subsidiary owns or has the right to use the patents, unpatented inventions, trademarks, tradenames, servicemarks, servicenames, copyrights, trade secrets, know-how, design, process and other intangible assets used in the business of Parent and the Parent Subsidiaries free and clear of liens, claims and encumbrances created outside of the ordinary course of business, or as identified in agreements referred to in Parent's SEC Reports. Neither Parent nor any Parent Subsidiary is knowingly violating or infringing the rights of others in any patent, unpatented invention, trademark, tradename, servicemark, copyright, trade secret, know-how, design, process or other intangible asset.

     SECTION 5.17 Books, Records and Accounts. Parent's books, records and accounts fairly and accurately reflect transactions and dispositions of assets by Parent and the Parent Subsidiaries, and the system of internal accounting controls of Parent and the Parent Subsidiaries is sufficient to assure that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     SECTION 5.18 Hart-Scott-Rodino. To the knowledge of Parent, no person or entity (i) holds fifty per cent (50%) or more of the outstanding voting securities of Parent or (ii) has the contractual power presently to designate fifty per cent (50%) or more of the directors of Parent. Parent does not have either annual net sales or total assets of $100,000,000 or more, as such net sales and total assets are measured in accordance with Rule 801.11 of the rules promulgated by the Federal Trade Commission pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.

     SECTION 5.19   S-3 Registration Statement.  Parent
currently satisfies the registrant requirement for the use of a registration statement on Form S-3 pursuant to the Securities Act.

     SECTION 5.20   Absence of Certain Changes or Events.
Except as set forth in Parent's SEC Reports or in Parent
Disclosure Schedule, since June 30, 1996 there has not been:

     (a) any material adverse change in the financial condition, operations, properties, assets, liabilities or business of Parent and the Parent Subsidiaries considered as one enterprise;

     (b) any material damage, destruction or loss of any material properties of Parent or any Parent Subsidiary, whether or not covered by insurance;

     (c) any material change in the manner in which the business of Parent and the Parent Subsidiaries considered as one enterprise has been conducted;

     (d) any material change in the treatment and protection of trade secrets or other confidential information of Parent or any Parent Subsidiary;

     (e) any occurrence not included in paragraphs (a) through (d) of this Section 5.20 which has resulted, or which Parent has reason to believe, would be expected to result, in a Material Adverse Effect on Parent.

     SECTION 5.21 Parent's SEC Reports. Since October 1, 1993, Parent has filed with the SEC all reports, registrations and other documents, together with any amendments thereto, required to be filed under the Securities Act and the Exchange Act (all such reports, registrations and documents filed with the SEC are collectively referred to as "Parent's SEC Reports"). As of their respective dates, Parent's SEC Reports complied in all material respects with all rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has provided to the Company a true and complete copy of all of Parent's SEC Reports filed on or prior to the date hereof.

     SECTION 5.22 Employees. Except as set forth on the Parent Disclosure Schedule, none of the employees of the Parent is represented by any labor union or collective bargaining unit and Parent is not aware of any organizational efforts taking place with respect to such representation.

     SECTION 5.23 Opinion of Financial Advisor. Parent has received the opinion of Alex. Brown & Sons Incorporated to the effect that, as of the date hereof, the Conversion Ratio is fair, from a financial point of view, to the Parent's public stockholders.

     SECTION 5.24 No Omissions or Untrue Statements. No representation or warranty made by Parent to the Company in this Agreement, in Parent Disclosure Schedule or in any certificate of a Parent officer required to be delivered to the Company pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof.

     SECTION 5.25 Brokers and Finders. Except for the fees and expenses payable to Alex. Brown, which fees and expenses will be paid by Parent, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                         ARTICLE VI

                         DELIVERIES


     SECTION 6.1    The Company's Deliveries.  Concurrently
with its execution and delivery of this Agreement, the Company shall deliver, or cause to be delivered, to Parent:

          (a) a certificate, duly executed by the Secretary of the Company, certifying as to the Articles of Incorporation and By-laws of the Company, the incumbency and signatures of the Company's officers and copies of directors' and stockholders' resolutions approving and authorizing the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby;

          (b) an opinion of the Company's counsel, Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. in form and substance reasonably satisfactory to Parent;

          (c) letter agreements addressed to Parent and signed by the Selling Stockholders, which letters shall include an undertaking of such persons not to sell or otherwise dispose of any Parent Merger Stock until Parent has set forth in a filing with the SEC financial statements reflecting at least 30 days of post-Merger combined operations of Parent and the Company;

          (d) a certificate from the chief executive officer of the Company as to certain tax matters;

          (e) a certificate from each Selling Stockholder as to certain tax matters;

          (f)  evidence of termination of the existing
separate employment agreements dated as of July 21, 1987 between the Company and the Selling Stockholders (other than Phillip Koerper);

          (g)  evidence of termination of the Buy-Sell
Agreement dated as of July 21, 1987 among the Company and the Selling Stockholders; and

          (h) employment agreements between the Company and each of the Selling Stockholders in form and substance satisfactory to Parent (the "Employment Agreements").

     SECTION 6.2 Other Deliveries to Parent. Concurrently with its execution and delivery of this Agreement, Parent shall receive:
          (a) an opinion of Deloitte & Touche, LLP, Parent's independent public accountants, stating that the Merger will qualify as a "pooling of interests" transaction under GAAP;

          (b) an opinion of Roller, Ksicinski and Syring, S.C., the Company's independent public accountants, stating that the Merger will qualify as a "pooling of interests" transaction under GAAP;

          (c) letter agreements addressed to Parent and signed by each person who is an "affiliate" (as defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act or used for purposes of Accounting Series, Releases 130 and 135, as amended, of the SEC) of Parent, which letters shall include an undertaking of such persons not to sell or otherwise dispose of any shares of Parent Common Stock until Parent has set forth in a filing with the SEC financial statements reflecting at least 30 days of post-Merger combined operations of Parent and the Company;

          (d) an opinion of Parker Duryee Rosoff & Haft to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by the Parent or the Subsidiary as a result of the Merger;

          (e) non-competition agreements from each of the Selling Stockholders in form and substance satisfactory to Parent;

          (f)  a guaranty by Parent of the Company's
obligations under the Company's lease of the premises located at 2880 South 171st Street, New Berlin, Wisconsin 53151; and

          (g) a side letter between Parent, the Company and Phillip Koerper pursuant to which the parties will agree to certain matters related to the Company's lease of its facilities, in form acceptable to the parties thereto.

     SECTION 6.3    Deliveries to the Company and Selling
Stockholders. Concurrently with its execution and delivery of this Agreement, Parent shall deliver, or cause to be delivered, to the Company and the Selling Stockholders:

          (a) a certificate, duly executed by the Secretary of Parent, certifying as the Certificate of Incorporation and By-laws of Parent, incumbency and signatures of officers of Parent and copies of directors' resolutions approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

          (b)  an opinion of Parent's counsel, Parker Duryee
Rosoff & Haft, in form and substance reasonably satisfactory to the Company and the Selling Stockholders.

     SECTION 6.4 Deliveries to the Selling Stockholders. Concurrently with the execution and delivery of this Agreement, each of the Selling Stockholders shall receive (i) the respective Employment Agreement to which he or she is a party and (ii) either (x) a release by Park Bank and M&I Marshall and Ilsley Bank ("M&I") of such Selling Stockholder from liability under such Selling Stockholder's guaranty of liabilities of the Company to Park Bank and M&I (the "Guaranty") or (y) an indemnification agreement, in form reasonably satisfactory to such Selling Stockholder, from Parent indemnifying such Selling Stockholder for any payments he or she may make under the Guaranty to Park Bank subsequent to the Effective Time. At the Effective Time, in exchange for the certificates representing Company Stock, the Selling Stockholders shall receive certificates representing Parent Merger Stock.


                        ARTICLE VII

            REGISTRATION OF PARENT MERGER STOCK

     SECTION 7.1 Filing of Registration Statement. Parent covenants that, within fifteen business days following the filing with the SEC of Parent's Annual Report on Form 10-K for the year ended September 30, 1996, it shall prepare and file with the SEC a registration statement under the Securities Act covering resales of the Parent Merger Stock by the Selling Stockholders and thereafter use is best efforts to cause such registration statement to be declared effective and remain effective for a period equal to the longer of (i) three years (or, if Rule 144(k), as amended from time to time, promulgated under the Securities Act or a successor Rule thereto, is amended to provide for less than a three year holding period for sales of restricted securities without registration under the Securities Act, for a period equal to such amended and reduced holding period, provided that each of the Selling Stockholders is eligible to sell their Parent Merger Stock in accordance with Rule 144(k)) or (ii) the time period during which any of the Selling Stockholders would be deemed an "affiliate" of the Parent under Rule 144 of the Securities Act, all in accordance with the procedures set forth in
Schedule 7.1 attached hereto and forming a part hereof.
Parent agrees to be bound by the provisions of Schedule 7.1 hereto. Parent is currently eligible to use a registration statement on Form S-3 for the purposes set forth in Schedule 7.1.


                        ARTICLE VIII

                      INDEMNIFICATION


     SECTION 8.1 By the Selling Stockholders. Subject to Sections 8.5 and 9.10 hereof, each Selling Stockholder, severally but not jointly, shall indemnify, defend, and hold Parent harmless from and against any and all losses, costs, liabilities, damages, and expenses (including reasonable legal and other expenses incident thereto) of every kind, nature, and description (collectively, "Losses") that result from or arise out of (i) the breach of any representation or warranty of the Company and of the Selling Stockholders set forth in this Agreement or in any certificate or other document delivered on behalf of the Company or the Selling Stockholders to Parent pursuant hereto; or (ii) the breach of any of the covenants of the Company or the Selling Stockholders contained in or arising out of this Agreement or the transactions contemplated hereby.

     SECTION 8.2    By Parent.  Subject to Sections 8.5 and
9.10 hereof, Parent shall indemnify, defend, and hold the Selling Stockholders harmless from and against any and all Losses that arise out of (i) the breach of any representation or warranty of Parent set forth in this Agreement or in any certificate or other document delivered on behalf of the Parent to the Company or the Selling Stockholders pursuant hereto; or (ii) the breach of any of the covenants of Parent contained in or arising out of this Agreement or the transactions contemplated hereby.

     SECTION 8.3 Claims Procedure. Should any claim covered by Sections 8.1 or 8.2 be asserted against a party entitled to indemnification under this Article (the "Indemnitee"), the Indemnitee shall promptly notify the party obligated to make indemnification (the "Indemnitor"), provided, however, that any delay or failure in notifying the Indemnitor shall not affect the Indemnitor's liability under this Article except to the extent that such delay or failure was prejudicial to the Indemnitor. If such claim is a third party claim, the Indemnitor upon receipt of such notice shall assume the defense thereof with counsel reasonably satisfactory to the Indemnitee and the Indemnitee shall extend reasonable cooperation to the Indemnitor in connection with such defense. No settlement of any such claim shall be made without the consent of the Indemnitor and Indemnitee, such consent not to be unreasonably withheld or delayed, nor shall any such settlement be made by the Indemnitor which does not provide for the absolute, complete and unconditional release of the Indemnitee from such claim. In the event that the Indemnitor shall fail, within a reasonable time, to defend a claim, the Indemnitee shall have the right to assume the defense thereof without prejudice to its rights to indemnification hereunder. If the claim is not a third party claim, the general provisions of Section 9.11 shall apply.

     SECTION 8.4 Losses Net of Tax Effect, Etc. The determination of the amount of any Losses for which indemnification may be sought pursuant to Sections 8.1 or 8.2 shall take into account and such amount shall be reduced by,
(i) any reduction in federal or state income taxes of the Indemnitee attributable thereto, (ii) the amount of any insurance proceeds received by such Indemnitee in connection therewith, and (iii) any third party payments by virtue of indemnification or subrogation. In addition, in the event that the Selling Stockholders and the Parent, respectively, have claims for Losses against each other, a "netting out" or "set-off" of such Losses shall be allowed to the extent that
(i) the parties agree to the respective amount of "set-off" or
(ii) the amount of "set-off" is determined by arbitration as provided in Section 9.11.

     SECTION 8.5 Limitations on Liability. No party hereunder shall be liable to another party pursuant to the indemnification provisions for any special, consequential or punitive damages. In addition, the Selling Stockholders shall not be liable hereunder as a result of any misrepresentation or breach of any such Selling Stockholder's representations, warranties or covenants contained in this Agreement unless and until the Losses incurred by Parent as a result of such misrepresentations or breaches under this Agreement shall exceed, in the aggregate, $250,000 (in which case the Selling Stockholders shall be liable for the entire amount of such claims, including the first $250,000). The Selling Stockholders shall also not be liable hereunder for Losses in excess of $10,000,000; and such limitation on liability, as to each Selling Stockholder, shall be in proportion to the amount of Parent Merger Stock received.

     SECTION 8.6 Option to Deliver Parent Stock as Payment. In the event a Selling Stockholder becomes obligated to make an indemnification payment to Parent pursuant to the above provisions of this Article VIII, the Selling Stockholder, if he or she still retains shares of Parent Merger Stock received upon consummation of the Merger, in lieu of making payment to Parent in cash, may elect to deliver to Parent shares of Parent Merger Stock (valued, for this purpose, at $13.50 per share; subject to adjustment to reflect the effect of any stock splits or stock dividends effected subsequent to the Effective Time).


                         ARTICLE IX

                       MISCELLANEOUS


     SECTION 9.1 Expenses. The Company and Parent shall each pay their own expenses (with the Company paying any expenses attributable to the Selling Stockholders) incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to or in connection with this Agreement.

     SECTION 9.2 Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of the Company, the Selling Stockholders or Parent pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Company, the Selling Stockholders or Parent, as the case may be, hereunder. All representations and warranties made by the Company and the Selling Stockholders and by Parent in this Agreement, or pursuant hereto, shall survive the Effective Time only until the earlier of (i) the filing with the SEC of the registration statement contemplated by Section 7.01 hereof or (ii) if such registration statement is not filed within the time period specified in Section 7.01, the last day of the fifteen business day period referred to in Section 7.01 and no action based thereon may be commenced after such date; provided, however, that all representations and warranties related to any claim asserted in writing prior to the expiration of the above period shall survive until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made. The covenants of the parties set forth in this Agreement shall survive the execution and delivery of this Agreement.

     SECTION 9.3 Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement.

     SECTION 9.4 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission with transmission confirmation, (ii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

          (a)  To Parent:

               Robotic Vision Systems, Inc.
               425 Rabro Drive East
               Hauppauge, New York 11788
               Attn:  President
               Fax No.:  (516) 273-1167

               With a copy to:

               Parker Duryee Rosoff & Haft
               529 Fifth Avenue
               New York, New York 10017
               Attn: Ira I. Roxland, Esq.
               Fax No.: (212) 972-9488

          (b)  To the Company:

               Systemation Engineered Products, Inc.
               16805 Victor Road
               New Berlin, Wisconsin 53151
               Attn:  President
               Fax No.:  (414) 797-4456

               With a copy to:

               Reinhart, Boerner, Van Deuren,
                 Norris & Rieselbach, S.C.
               1000 N. Water Street, 21st Floor
               Milwaukee, Wisconsin  53202-0900
               Attn:  Lawrence J. Burnett, Esq.
               Fax No.:  (414) 298-8097


          (c)  To the respective Selling Stockholders:

               c/o Systemation Engineered Products, Inc.
               16805 Victor Road
               New Berlin, Wisconsin 53151
               Attn: The names of the respective Selling Stockholders Fax No.: (414) 797-4456

               With a copy to:

               Reinhart, Boerner, Van Deuren,
                 Norris & Rieselbach, S.C.
               1000 N. Water Street, 21st Floor
               Milwaukee, Wisconsin  53202-0900
               Attn:  Lawrence J. Burnett, Esq.
               Fax No.:  (414) 298-8097


Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth business day following the date deposited with the United States Postal Service, or (iii) 24 hours after shipment by such courier service.

     SECTION 9.5    Construction.  This Agreement shall be
construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

     SECTION 9.6    Counterparts.  This Agreement may be
executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

     SECTION 9.7 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

     SECTION 9.8 Entire Agreement. This Agreement, including Schedule 7.1 hereto and the Disclosure Schedules attached hereto, the Non-Competition Agreements and the Employment Agreements sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, as to the subject matter hereof, including, without limitation, a letter agreement dated September 16, 1996 among the parties, and cannot be amended or changed except in writing, signed by the parties.

     SECTION 9.9 Release of Selling Stockholders From Guaranties in Favor of Park Bank and M&I. In the event that the Guaranty of each Selling Stockholder to Park Bank is not released by Park Bank and M&I at the delivery of this Agreement, Parent covenants with the Selling Stockholders that, within thirty days following the delivery of this Agreement, Parent shall either (x) cause Park Bank and M&I to release the Selling Stockholders (and, if liable thereon, his or her spouse, as applicable) from all liability on account of the Guaranties or (y) cause the unpaid principal amount of the indebtedness of the Company covered by the Guaranties and accrued interest thereon to be paid in full.

     SECTION 9.10 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

     SECTION 9.11 Dispute Resolution. (a) In the event that a party hereto has a claim arising under this Agreement, such party shall provide written notice of such claim to the other parties hereto. Each of the parties hereto agrees that any dispute relating to a claim arising under this Agreement (other than any claim relating to or arising in connection with any action or proceeding commenced by a third party against any of the Parent, the Selling Stockholders, or the Company (collectively, the "Transaction Parties") in which such Transaction Party impleads one or more of the other Transaction Parties) shall be resolved by submitting said dispute to an arbitrator mutually agreed upon by the parties hereto. It is the parties' intention to select an arbitrator who has experience, as a former judge or otherwise, in dispute resolution. In the event that the parties hereto cannot agree upon the selection of an arbitrator within ten (10) days after a party hereto provides notice to the other parties hereto of its intent to submit such dispute to arbitration, any party hereto may submit such dispute to Endispute Inc., which organization shall select a sole arbitrator to arbitrate such dispute. The arbitrator shall use reasonable efforts to conduct the arbitration proceedings on consecutive business days as expeditiously as possible. The place of arbitration shall be Pittsburgh, Pennsylvania. The parties hereto agree that the arbitrator's decision shall be final, conclusive and binding. The costs and expenses of the arbitration shall be paid as the arbitrator determines to be appropriate.

     (b) Each party hereto agrees that any legal action arising out of or relating to such arbitration (other than with respect to confirmation or enforcement of an arbitration award) shall only be instituted in the Federal or State courts situated within the Commonwealth of Pennsylvania, Allegheny County and any legal action seeking confirmation or enforcement of any such arbitration award may be instituted in any Federal or State court in the Commonwealth of Pennsylvania or any other appropriate jurisdiction.

     (c) Each party hereto further irrevocably consents to service of process upon it out of such court situated within the Commonwealth of Pennsylvania, Allegheny County in any action or proceeding by mailing copies thereof by United States registered mail, postage prepaid, to its address specified in Section 9.4.

     SECTION 9.12 Submission to Jurisdiction. Each of the Selling Stockholders and Parent hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania and the jurisdiction of any court of the Commonwealth of Pennsylvania located in Allegheny County and waive any and all objections to jurisdiction that they may have under the laws of the Commonwealth of Pennsylvania or the United States.

     SECTION 9.13 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                         ROBOTIC VISION SYSTEMS, INC.

                         By:/s/Steven J. Bilodeau

                              Name:  Steven J. Bilodeau
                              Title: Executive Vice President


                         SYSTEMATION ENGINEERED PRODUCTS, INC.

                         By:/s/Phillip Koerper

                              Name:  Phillip Koerper
                              Title: President


The undersigned agree to be bound by the provisions of Article IV, VIII and IX hereof:


/s/Phillip Koerper
PHILLIP KOERPER


/s/Merlin Behnke
MERLIN BEHNKE


/s/Alvira Nemetz
ALVIRA NEMETZ


/s/Michael Nelesen
MICHAEL NELESEN